Exhibit (a)(1)(v)

Offer to Purchase for Cash

by

MAXYGEN, INC.

of

6,557,377 Shares of its Common Stock

at

a Purchase Price Not Greater Than $6.10 Nor Less Than $5.30 Net Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 11, 2009, UNLESS MAXYGEN EXTENDS THE OFFER.

November 13, 2009

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Maxygen, Inc., a Delaware corporation (“Maxygen” or “we”), is proposing to purchase for cash 6,557,377 shares of its common stock, par value $0.0001 per share, at a price per share not greater than $6.10 nor less than $5.30, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the offer to purchase for cash, dated November 13, 2009, and the related letter of transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold shares registered in your name or in the name of your nominee.

Given the prices specified by tendering stockholders and the number of shares properly tendered and not properly withdrawn, we will select the lowest price between (and including) $5.30 and $6.10 per share (the “Purchase Price”) that will enable us to purchase 6,557,377 shares, or, if a lesser number of shares is properly tendered, all shares that are properly tendered and not properly withdrawn. All shares purchased by us under the Offer will be purchased at the same per share price.

All shares properly tendered before the “Expiration Date” (as specified in Section 1 of the offer to purchase for cash) at prices at or below the Purchase Price and not validly withdrawn will be purchased by us at the Purchase Price, net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer, including the “odd lot,” proration and conditional tender provisions thereof. See Section 1 of the offer to purchase for cash. Shares tendered at prices in excess of the Purchase Price and shares that we do not accept for purchase because of proration or conditional tenders will be returned at our expense to the stockholders that tendered such shares, promptly after the Expiration Date. We expressly reserve the right, in our sole discretion, to purchase more than 6,557,377 shares under the Offer, subject to applicable law.

If, at the Expiration Date, more than 6,557,377 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, we will buy shares:

•

first, from all holders of “odd lots” (holders of less than 100 shares) who properly tender all their shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date;

•

second, on a pro rata basis from all other stockholders who properly tender shares at or below the Purchase Price, other than stockholders who tender conditionally and whose conditions are not satisfied; and

•

third, only if necessary to permit us to purchase 6,557,377 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) from holders who have tendered shares subject to the condition that we purchase a specified minimum number of the holder’s shares if we purchase any of the holder’s shares in the Offer (for which the condition was not initially satisfied) at or below the Purchase Price by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to other conditions. See Section 7 of the offer to purchase for cash.

For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Offer to purchase for cash, dated November 13, 2009;

2.	Letter to Clients, which you may send to your clients for whom you hold shares registered in your name or in the name of your nominee, with an accompanying Instruction Form provided for obtaining such clients’ instructions with regard to the Offer;

3.	Letter of Transmittal, for your use and for the information of your clients, together with accompanying instructions, Substitute Form W-9, Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

4.	Notice of Guaranteed Delivery, to be used to accept the Offer in the event that you are unable to deliver the stock certificates, together with all other required documents, to the depositary before the Expiration Date, or if the procedure for book-entry transfer cannot be completed before the Expiration Date.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 11, 2009, UNLESS MAXYGEN EXTENDS THE OFFER.

No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares under the Offer other than fees paid to the information agent, as described in the offer to purchase for cash. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of shares held by them as a nominee or in a fiduciary capacity. We will pay or cause to be paid any stock transfer taxes applicable to our purchase of shares pursuant to the Offer, except as otherwise provided in the offer to purchase for cash and letter of transmittal (see Instruction 9 of the letter of transmittal). No broker, dealer, bank, trust company or fiduciary shall be deemed to be an agent of Maxygen, the information agent or the depositary or any affiliate of the foregoing for purposes of the Offer.

For shares to be properly tendered pursuant to the Offer, the depositary must timely receive (1) the stock certificates or confirmation of receipt of such shares under the procedure for book-entry transfer, together with a properly completed and duly executed letter of transmittal, including any required signature guarantees or an “agent’s message” (as defined in the offer to purchase for cash and the letter of transmittal) and any other documents required pursuant to the Offer, or (2) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the instructions set forth in the offer to purchase for cash and letter of transmittal.

Stockholders (a) whose stock certificate(s) are not immediately available or who will be unable to deliver to the depositary the certificate(s) for the shares being tendered and all other required documents before the Expiration Date, or (b) who cannot complete the procedures for book-entry transfer before the Expiration Date, must tender their shares according to the procedure for guaranteed delivery set forth in Section 3 of the offer to purchase for cash.

None of Maxygen, its Board of Directors or the information agent makes any recommendation to any stockholder as to whether to tender or refrain from tendering all or any shares or as to the price or prices at which to tender. Holders of shares must make their own decision as to whether to tender shares and, if so, how many shares to tender and at which price or prices.

Please address any inquiries you may have with respect to the Offer to the information agent, Okapi Partners LLC, at its address set forth on the back cover page of the offer to purchase for cash and telephone number set forth below.

You may obtain additional copies of the enclosed material from Okapi Partners LLC. by calling them at: (212) 297-0720 or (877) 285-5990.

Capitalized terms used but not defined herein have the meanings assigned to them in the offer to purchase for cash and the letter of transmittal.

Very truly yours,

Maxygen, Inc.

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AN AGENT OF MAXYGEN, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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